As filed with the Securities and Exchange Commission on November 10, 2008

     Registration No. 000-53373

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM 10

GENERAL FORM FOR REGISTRANTS OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

RxBids

(Exact name of registrant as specified in its charter)

           Nevada                               20-1226081

     (State or other jurisdiction of                    (I.R.S. Employer Identification No.)

     incorporation or organization)

4955 South Durango, Suite 223, Las Vegas, Nevada 89113

(Address of principal executive officers) (Zip Code)

Registrant’s telephone number, including area code: (866) 604-7203

  Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class               Name of each exchange on which

          to be so registered               each class is to be registered

                    N/A                                       N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.01 par value

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaler reporting company	[x]
     (Do not check if a smaller reporting company)

EXPLANATORY NOTE

     This Amendment No. 2 to RxBids’s registration statement on Form 10 (filed August 15, 2008) and Amendment No. 1 to that Form 10 (filed October 15, 2008), is being filed solely to revise disclosure included under Item 7, “Certain Relationships and related Transactions, and Director Independence,” and Item 10, “Recent Sales of Unregistered Securities.” Except with respect to the referenced revisions, this Amendment No. 2 does not reflect events occurring after the filing of the original Form 10 or Amendment No. 1 thereto, or modify or update those disclosures affected by subsequent events.

     To simplify the language in this registration statement, RxBids is referred to herein as “RxBids”, “Company”, “we”, “our” or similar terms.

Item 7.     Certain Relationships and Related Transactions, and Director Independence

     Except as set forth below, there have been no material transactions during the past two fiscal years between RxBids and any officer, director, nominee for election as director, or any stockholder owning greater than five percent (5%) of our outstanding shares, nor any member of the above referenced individuals' immediate families.

     On December 27, 2006, we issued 2,000,000 shares of common stock to our founder and director, Mack Bradley, for cash consideration of $140,000, or $0.07 per share. On the same date, we issued 480,000 shares to two other directors, Leisa C. Stilwell and Trescha R. Peeples, for cash of $24,000, or $0.05 per share.

     On June 30, 2008, we issued a total of 200,000 shares of common stock, 100,000 shares each to Leisa C. Stilwell, the Secretary/Treasurer and a director of the Company, and to Stanley K. Stilwell, a consultant to the Company and the husband of Leisa Stilwell. The shares were issued in exchange for services to the Company valued at $50,000, or $0.25 per share. Mrs. Stilwell's services involved various operational functions including administrative duties and marketing. She continues to serve as a director and officer. Mr. Stilwell, a former director and officer, consulted with and assisted RxBids through its early development stages providing advice in the areas of capital structure, financing and retaining professional services. Mr. Stilwell assisted in the preparation of offering documents in connection with the Company's stock offering in 2007 and acted as sales agent for the offering. He has also assisted in the preparation of certain books and records of the Company. Mr. Stilwell continues to act as an outside consultant to the Company. He does not have a written agreement with the Company and may provide future consulting services relating to general corporate matters from time to time on an as-needed basis.

      The above isuances of shares were made pursuant to the exemption from registration under the Securities Act of 1933 provided by Section 4(2) of that Act.

Corporate Governance

     As of the date of this registration statement, none of our directors is independent. In making that determination we used the definitions of independence used by The Nasdaq Stock Market, even though such definitions do not currently apply to us because we are not listed on Nasdaq. Because we are still in the developing stages, we have not yet had the opportunity to nominate independent directors. Additionally, the current Board of Directors has not formally established a Nominating, Compensation or Audit Committee or any committee performing similar functions. However, once we move forward with developing our business strategy, we will begin the process of establishing these committees in compliance with the applicable committee independence requirements.

Item 10.     Recent Sales of Unregistered Securities

     On December 27, 2006, we issued 2,000,000 shares of common stock to our founder and director, Mack Bradley, for cash consideration of $140,000, or $0.07 per share. On the same date, we issued 480,000 shares to two other directors, Leisa C. Stilwell and Trescha R. Peeples, for cash of $24,000, or $0.05 per share. On December 28, 2006, we issued an aggregate of 2,000,000 shares of our common stock to a total of 12 persons for cash consideration of $200,000, or $0.10 per share. These shares were issued in a private, non-public transaction to persons known by our principals and who were knowledgeable with RxBids’ business plan. These shares were pursuant to the exemption from registration under the Securities Act of 1933 provided by Section 4(2) of that Act.

     On June 30, 2008, we issued a total of 200,000 shares of common stock, 100,000 shares each to Leisa C. Stilwell and to Stanley K. Stilwell, in exchange for services to the company valued at $50,000, or $0.25 per share. Also, on June 30, 2008, we issued 180,000 shares of common stock to two accredited investors for cash consideration of $45,000, or $0.25 per share.

     From June 8 to December 28, 2008, we sold an aggregate of 414,400 shares of common stock to a total of 36 persons for gross proceeds of $103,600, or $0.25 per share. The offering was registered in the State of Nevada and was made pursuant to the exemption from registration under the Securities Act provided by Regulation D, Rule 504 of that Act. Stanley K. Stilwell, a former officer and director, acted as selling agent for the offering, but received no commission or other compensation.

Item 15. Financial Statements and Exhibits

     (b)     The following exhibits are filed with this registration statement:

Exhibit No.      Exhibit Name

                 3.1*      Articles of Incorporation and Amendments

      3.2*     By-Laws of Registrant

      4.1*     Specimen Stock Certificate

________________

* Filed previously as exhibit to Form 10 filed August 15, 2008.

SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly organized.

           Rx Bids

                (Registrant)

Date: November 10, 2008                    By:/S/ Mack Bradley

                                                          Mack Bradley

                                                          President, Chief Executive Officer and Director

S-1